As filed with the Securities and Exchange Commission on April 4, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_____________________

FIRST BANCORP
(Exact name of Registrant, as Specified in Its Charter)

North Carolina	56-1421916
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer) Identification No.)

341 North Main Street, Troy, North Carolina 27371-0508
(Address of Principal Executive Offices)

First Bancorp 2007 Equity Plan
(Full Title of the Plan)

Jerry L. Ocheltree
President and Chief Executive Officer
First Bancorp
341 North Main Street
Post Office Box 508
         Troy, North Carolina 27371-0508
(Name and Address of Agent For Service)

                                                      (910) 576-6171
 (Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
_____________________

Copy to:
Henry H. Ralston
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina  28246
(704) 377-2536

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, no par value per share	1,180,250(1)	$20.37	$24,041,693	$0.00(2)

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also relates to an indeterminate number of additional shares of common stock that may be necessary to adjust the number of shares reserved for issuance pursuant to First Bancorp 2007 Equity Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.

(2)           The unadjusted calculated registration fee is $945.00, which was estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, calculated on the basis of $20.37 per share, the average of the high and low share prices of First Bancorp common stock on the Nasdaq Global Select Market on April 3, 2008.  This fee has been completely offset, pursuant to Rule 457(p) under the Securities Act, in connection with the registration of 1,275,000 shares (as adjusted in accordance with Rule 416) of common stock pursuant to the Registration Statement on Form S-8 (Registration No. 333-118570) filed with the Securities and Exchange Commission on August 26, 2004, 1,028,250 of which shares have not been issued or reserved for issuance and have been deregistered pursuant to a post-effective amendment to such registration statement filed on March 25, 2008.  A registration fee of $3,506.55 was paid in connection with that filing, with the pro rata fee relating to the deregistered shares exceeding the calculated fee related to this filing.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:  The document containing the information specified in Part I of Form S-8 will be sent or given to participants in the First Bancorp 2007 Equity Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933.  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  First Bancorp (the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)           the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)           the Company’s Current Reports on Form 8-K filed on January 29, 2008, March 3, 2008, and April 2, 2008; and

(c)           the description of the Company’s common stock, no par value per share, contained in the Company’s registration statement on Form S-4 filed with the Commission on October 12, 2007 and Amendment No. 1 thereto filed with the Commission on February 5, 2008 pursuant to Section 12 of the Securities Exchange Act of 1934, on as amended (the “Exchange Act”) including any amendment or report filed for the purpose of updating such descriptions.

All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or that deregisters all securities then remaining unsold shall be deemed incorporated by reference into this Registration Statement to be a part hereof from the date of the filing of such documents.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts And Counsel.

Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, will give an opinion about the legality of the securities registered by this Registration Statement.  As of March 31, 2008, members of Robinson, Bradshaw & Hinson, P.A. beneficially owned less than 1% of the Company’s common stock.

Item 6.   Indemnification of Directors and Officers.

Section 55-2-02 of the North Carolina Business Corporation Act (the “Business Corporation Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director.  No such provision is effective to eliminate or limit a director’s liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective.  The Company’s articles of incorporation, as amended, limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act, as amended from time to time.  Any repeal or modification of this provision by the Company’s shareholders will not adversely affect any limitation on the personal liability of a director of the Company existing at the time of the repeal or modification.

Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification.  Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director of the corporation, or is or was serving at the request of such corporation as a director of another corporation or enterprise.  This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by a majority vote of a quorum of the board of directors (excluding any director party to the proceeding at question), a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act.  Under the statutory scheme, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding in which the director was adjudged liable on the basis of having received an improper personal benefit.  Pursuant to Section 55-8-56 of the Business Corporation Act, a corporation may also indemnify officers, employees or agents under this statutory scheme.

Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation.  Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is entitled to mandatory indemnification under Section 55-8-52 of the Business Corporation Act or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation, in its articles of incorporation or bylaws, by contract or by resolution, to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

In addition, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person.  The Company has purchased and maintains such insurance.

The Company’s amended and restated bylaws provide that the Company shall indemnify, to the fullest extent permitted by law, any person who at any time serves or has served as a director, officer, employee or agent of the Company against reasonable expenses (including attorneys’ fees) incurred or reasonable payments made in connection with any pending, threatened or completed civil, criminal, administrative or investigative action, suit or proceeding, whether or not brought by or on behalf of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company or serves or served any other enterprise as a director, officer, employee or agent at the request of the Company.  The rights of any director or officer include advancement of expenses to the fullest extent permitted by law from time to time.  The amended and restated bylaws provide that the right of indemnification is not exclusive of other rights to which such person may be entitled, and that the right inures to the legal representatives of such person.  The Company also has separate indemnification agreements with various current and past directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibit Index.

Item 9.  Undertakings.

(a)	The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The Company hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of North Carolina on this 4th day of April, 2008.

FIRST BANCORP
(Registrant)

By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jerry L. Ocheltree Jerry L. Ocheltree	President, Chief Executive Officer, Treasurer and Director	April 4, 2008

/s/ Anna G. Hollers Anna G. Hollers	Executive Vice President, Chief Operating Officer and Secretary	April 4, 2008

/s/ Eric P. Credle Eric P. Credle	Executive Vice President and Chief Financial Officer	April 4, 2008

/s/ Jack D. Briggs* Jack D. Briggs	Director	April 4, 2008

/s/ R. Walton Brown* R. Walton Brown	Director	April 4, 2008

/s/ David L. Burns* David L. Burns	Director	April 4, 2008

/s/ John F. Burns* John F. Burns	Director	April 4, 2008

/s/ Mary Clara Capel* Mary Clara Capel	Director	April 4, 2008

/s/ James G. Hudson, Jr.* James G. Hudson, Jr.	Director	April 4, 2008

/s/ George R. Perkins, Jr.* George R. Perkins, Jr.	Director	April 4, 2008

/s/ Thomas F. Phillips* Thomas F. Phillips	Director	April 4, 2008

/s/ Frederick L. Taylor II* Frederick L. Taylor II	Director	April 4, 2008

/s/ Virginia C. Thomasson* Virginia C. Thomasson	Director	April 4, 2008

Goldie H. Wallace	Director	April 4, 2008

/s/ A. Jordan Washburn* A. Jordan Washburn	Director	April 4, 2008

Dennis A. Wicker	Director	April 4, 2008

/s/ John C. Willis* John C. Willis	Director	April 4, 2008

* By:	/s/ Anna G. Hollers
Anna G. Hollers,
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1	Form of Common Stock Certificate filed as Exhibit 4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference

5.1*	Opinion of Robinson, Bradshaw & Hinson, P.A.

23.1*	Consent of Robinson, Bradshaw & Hinson, P.A. (included in Exhibit 5.1)

23.2*	Consent of Elliott Davis, PLLC

24.1*	Power of Attorney of Jack D. Briggs, dated March 25, 2008

24.2*	Power of Attorney of R. Walton Brown, dated March 25, 2008

24.3*	Power of Attorney of David L. Burns, dated March 25, 2008

24.4*	Power of Attorney of John F. Burns, dated March 25, 2008

24.5*	Power of Attorney of Mary Clara Capel, dated March 25, 2008

24.6*	Power of Attorney of James G. Hudson, Jr., dated March 25, 2008

24.7*	Power of Attorney of George R. Perkins, Jr., dated March 25, 2008

24.8*	Power of Attorney of Thomas F. Phillips, dated March 25, 2008

24.9*	Power of Attorney of Frederick L. Taylor II, dated March 25, 2008

24.10*	Power of Attorney of Virginia C. Thomasson, dated March 25, 2008

24.11*	Power of Attorney of A. Jordan Washburn, dated March 25, 2008

24.12*	Power of Attorney of John C. Willis, dated March 25, 2008

      *Filed herewith